Exhibit 99.2

ITEM 7.  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

As used herein, the terms Equifax, the Company, we, our and us refer to Equifax Inc., a Georgia corporation, and its consolidated subsidiaries as a combined entity, except where it is clear that the terms mean only Equifax Inc.

All references to earnings per share data in Management’s Discussion and Analysis, or MD&A, are to diluted earnings per share, or EPS, unless otherwise noted. Diluted EPS is calculated to reflect the potential dilution that would occur if stock options or other contracts to issue common stock were exercised and resulted in additional common shares outstanding.

BUSINESS OVERVIEW

We are a leading global provider of information solutions, employment, income and social security number verifications and human resources business process outsourcing services. We leverage some of the largest sources of consumer and commercial data, along with advanced analytics and proprietary technology, to create customized insights which enable our business customers to grow faster, more efficiently, more profitably and to inform and empower consumers.

Businesses rely on us for consumer and business credit intelligence, credit portfolio management, fraud detection, decisioning technology, marketing tools, and human resources and payroll services. We also offer a portfolio of products that enable individual consumers to manage their financial affairs and protect their identity. Our revenue stream is diversified among individual consumers and among businesses across a wide range of industries and international geographies.

Segment and Geographic Information

Segments.  The U.S. Consumer Information Solutions, or USCIS, segment, the largest of our five segments, consists of three product and service lines: Online Consumer Information Solutions, or OCIS; Mortgage Solutions; and Consumer Financial Marketing Services. OCIS and Mortgage Solutions revenue is principally transaction-based and is derived from our sales of products such as consumer credit reporting and scoring, mortgage settlement services, identity verification, fraud detection and modeling services. USCIS also markets certain of our decisioning products which facilitate and automate a variety of consumer credit-oriented decisions. Consumer Financial Marketing Services revenue is principally project- and subscription-based and is derived from our sales of batch credit, consumer wealth or demographic information such as those that assist clients in acquiring new customers, cross-selling to existing customers and managing portfolio risk.

The International segment consists of Canada Consumer, Europe and Latin America. Canada Consumer’s products and services are similar to our USCIS offerings, while Europe and Latin America are made up of varying mixes of product lines that are in our USCIS, North America Commercial Solutions and North America Personal Solutions reportable segments.

The TALX segment consists of The Work Number® and Tax and Talent Management business units. The Work Number revenue is transaction-based and is derived primarily from employment, income and social security number verifications. Tax and Talent Management revenues are derived from our provision of certain human resources business process outsourcing services that include both transaction- and subscription-based product offerings. These services assist our customers with the administration of unemployment claims and employer-based tax credits and the assessment of new hires.

North America Personal Solutions revenue is both transaction- and subscription-based and is derived from the sale of credit monitoring, debt management and identity theft protection products, which we deliver to consumers through the mail and electronically via the internet.

North America Commercial Solutions revenue is principally transaction-based, with the remainder project-based, and is derived from the sale of business information, credit scores and portfolio analytics that enable customers to utilize our reports to make financial, marketing and purchasing decisions related to businesses.

Geographic Information.  We currently operate in the following countries: Argentina, Brazil, Canada, Chile, Costa Rica, Ecuador, El Salvador, Honduras, Peru, Portugal, the Republic of Ireland, Spain, the U.K., Uruguay, and the U.S. Our operations in Costa Rica and the Republic of Ireland focus on data handling and customer support activities. We own an equity interest in a consumer credit information company in Russia. During 2009, we formed a joint venture, pending regulatory approval, to provide a broad range of credit data and information solutions in India. Of the countries we operate in, 73% of our revenue was generated in the U.S. during the twelve months ended December 31, 2009.

Key Performance Indicators.  Management focuses on a variety of key indicators to monitor operating and financial performance. These performance indicators include measurements of operating revenue, change in operating revenue, operating income, operating margin, net income, diluted earnings per share, cash provided by operating activities and capital expenditures. The key performance indicators for the twelve months ended December 31, 2009, 2008 and 2007, include the following:

	Key Performance Indicators
	Twelve Months Ended
	December 31,
	2009	2008	2007
	(Dollars in millions, except per share data)
Operating revenue	$1,716.0	$1,813.6	$1,706.7
Operating revenue change	-5%	6%	21%
Operating income	$381.8	$439.0	$445.0
Operating margin	22.2%	24.2%	26.1%
Net income attributable to Equifax	$233.9	$272.8	$272.7
Diluted earnings per share from continuing operations	$1.70	$1.91	$1.83
Cash provided by operating activities	$418.4	$448.1	$453.5
Capital expenditures	$70.7	$110.5	$118.5

Operational Highlights.

•
On October 27, 2009, we acquired IXI Corporation, a provider of consumer wealth and asset data, for $124.0 million. On November 2, 2009, we acquired Rapid Reporting Verification Company, a provider of IRS tax transcript information and social security number authentication services, for $72.5 million.

•	During the first and fourth quarters of 2009, we recorded restructuring charges of $8.4 million and $16.4 million, respectively ($5.4 million and $10.4 million, respectively, net of tax).

•	We repurchased 0.9 million shares of our common stock on the open market for $23.8 million during 2009.

•	Total debt was $1.17 billion at December 31, 2009, a decrease of $45.2 million from December 31, 2008.

•
On April 23, 2010, we sold our Equifax Enabling Technologies LLC legal entity, consisting of our APPRO loan origination software (“APPRO”), for approximately $72 million. On July 1, 2010, we sold substantially all the assets of our Direct Marketing Services division (“DMS”) for approximately $117 million. The results of operations for these businesses for the twelve months ended December 31, 2009, 2008 and 2007 were classified as discontinued operations.

Business Environment, Company Outlook and Strategy

We continue to be challenged by a difficult operating environment, causing a reduction in revenue for certain traditional credit-related services. Also, increased regulation is introducing new complexity in the marketing of product and service offerings to financial institutions and increasing compliance requirements for our customers. Accordingly, we are further diversifying our revenues by pursuing and investing in key strategic initiatives including new product innovation, differentiated decisioning solutions leveraging our diverse data assets and technology, acquiring new data assets and technologies, and international expansion. We are also focused on managing our expenses through the use of LEAN, Workout and other process improvement initiatives in order to maintain operating margins, earnings performance, and cash flow.

For 2010, we anticipate GDP growth to be modest, but improving; employment to see slight improvement during the second half of the year; and home prices to continue to face pressure due to foreclosures. We anticipate increasing interest for our services from credit card issuers as the new credit card regulatory changes became effective in February of this year. As a result, we expect to see revenue growth gradually improve in 2010. Given our outlook and current foreign exchange rates, we expect operating results to be stable at their current levels during the first half of the year, with some increase in performance during the second half.

RESULTS OF OPERATIONS —
TWELVE MONTHS ENDED DECEMBER 31, 2009, 2008 AND 2007

Consolidated Financial Results

Operating Revenue

	Twelve Months Ended December 31,			Change
				2009 vs. 2008		2008 vs. 2007
Operating Revenue	2009	2008	2007	$	%	$	%
	(Dollars in millions)

U.S. Consumer Information Solutions	$712.2	$768.7	$833.4	$(56.5)	-7%	$(64.7)	-8%
International	438.6	505.7	472.8	(67.1)	-13%	32.9	7%
TALX	346.4	305.1	179.4	41.3	14%	125.7	70%
North America Personal Solutions	149.0	162.6	153.5	(13.6)	-8%	9.1	6%
North America Commercial Solutions	69.8	71.5	67.6	(1.7)	-2%	3.9	6%
Consolidated operating revenue	$1,716.0	$1,813.6	$1,706.7	$(97.6)	-5%	$106.9	6%

The decrease in revenue for 2009, as compared to 2008, was primarily due to continued global economic weakness, which significantly impacted demand for our U.S. Consumer Information Solutions, International and North America Personal Solutions business units when compared to 2008, as well as the unfavorable effects of foreign exchange rates. Foreign currency negatively impacted 2009 revenue by $48.9 million, or 3%. This decrease was partially offset by strength in our TALX segment and Mortgage Solutions business within U.S. Consumer Information Solutions. For additional information about revenue fluctuations and operating income by segment, see “Segment Financial Results” below.

2008 revenue increased 6%, or $106.9 million, compared to 2007 primarily due to the full year inclusion of TALX, which was acquired on May 15, 2007. Revenue in our four other business units collectively declined by $18.8 million, or 1%, as growth in our International, North America Personal Solutions and North America Commercial Solutions segments through the first nine months of the year was able to partially, but not fully, offset an 8% decline in our USCIS business. Although the impact of foreign currency exchange rates on 2008 full year revenue growth was minimal, a strengthening of the U.S. dollar in the fourth quarter of 2008 compared to 2007 exchange rates negatively impacted fourth quarter revenue growth.

Operating Expenses

	Twelve Months Ended December 31,			Change
				2009 vs. 2008		2008 vs. 2007
Operating Expenses	2009	2008	2007	$	%	$	%
	(Dollars in millions)

Consolidated cost of services	$718.8	$741.8	$702.6	$(23.0)	-3%	$39.2	6%
Consolidated selling, general and administrative expenses	470.2	490.6	445.6	(20.4)	-4%	45.0	10%
Consolidated depreciation and amortization expense	145.2	142.2	113.5	3.0	2%	28.7	25%
Consolidated operating expenses	$1,334.2	$1,374.6	$1,261.7	$(40.4)	-3%	$112.9	9%

Cost of Services.  The decrease in cost of services for 2009, as compared to the prior year, was primarily due to the impact of foreign currency translation. The impact of foreign currency translation decreased our cost of services by $19.2 million during 2009. The remaining decrease was due to lower technology outsourcing costs resulting from a renegotiated contract with a large service provider and lower personnel costs resulting from our third quarter 2008 and 2009 headcount reductions. This decrease was partially offset by increased production costs related to growth in demand for our settlement services products within our Mortgage Solutions business and increased postretirement employee benefit costs. We reclassified $13.2 million and $5.4 million of selling, general and administrative expense during the twelve months ended December 31, 2008 and 2007, respectively, to cost of services to conform to the current period presentation.

Cost of services in 2008 increased, as compared to 2007, mainly as a result of our acquisition of TALX, which contributed $38.3 million of incremental cost period-over-period, as well as increased production and salary costs related to growth in our Latin America operations. These increases were partially offset by declining costs due to decreased revenue and expense efficiency initiatives in USCIS.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses for 2009 decreased $20.4 million when compared to 2008. Of this decline, $12.7 million resulted from foreign currency translation. The remaining decrease was primarily due to reduced legal expenses, lower technology and occupancy costs and reduced personnel and incentive costs due to the 2008 and 2009 headcount reductions, partially offset by a $10.4 million increase in restructuring charges in 2009, increased advertising and insurance costs and higher postretirement employee benefits cost.

Selling, general and administrative expense for 2008, as compared to 2007, increased mainly as a result of our acquisition of TALX, which contributed $39.2 million of incremental cost year-over-year. This increase was also due to a $14.4 million charge recorded in the third quarter of 2008 related to headcount reductions and certain contractual costs. These charges were related to our business realignment to better support our strategic objectives in the current economic environment. These increases were partially offset by reduced personnel costs, incentive expenses and discretionary spending based on actions taken as a response to the deteriorating U.S. economy in 2008.

Depreciation and Amortization.  Depreciation and amortization expense increased $3.0 million over 2008. Excluding the positive foreign currency translation impact of $2.6 million, depreciation and amortization expense increased $5.6 million over the prior year. The increase is primarily due to our fourth quarter 2009 acquisitions of IXI Corporation and Rapid Reporting Verification Company which contributed $1.8 million of incremental depreciation and amortization expense and the inclusion of a full year of depreciation and amortization expense for our 2008 acquisitions, partially offset by the absence of a $2.4 million software write-down charge recognized in 2008.

The increase in depreciation and amortization expense for 2008, as compared to 2007, was primarily due to the inclusion of a full year of results from our acquisition of TALX, which contributed $24.3 million of incremental depreciation and amortization expense in 2008, and a $2.4 million software write-down charge recorded in the third quarter of 2008 associated with our business realignment.

For additional information about our restructuring charges, see Note 10 of the Notes to the Consolidated Financial Statements in this report.

Operating Income and Operating Margin

	Twelve Months Ended December 31,			Change
				2009 vs. 2008			2008 vs. 2007
Operating Income and Operating Margin	2009	2008	2007	$	%		$	%
	(Dollars in millions)

Consolidated operating revenue	$1,716.0	$1,813.6	$1,706.7	$(97.6)	-5%		$106.9	6%
Consolidated operating expenses	(1,334.2)	(1,374.6)	(1,261.7)	40.4	-3%		(112.9)	9%
Consolidated operating income	$381.8	$439.0	$445.0	$(57.2)	-13%		$(6.0)	-1%
Consolidated operating margin	22.2%	24.2%	26.1%		-2.0	pts		-1.9	pts

The decline in operating margin for 2009, as compared to 2008, was primarily due to lower operating income in our USCIS, International and North America Personal Solutions segments and $8.0 million of additional restructuring charges in 2009, partially offset by growth in our TALX operating income. The operating income declines for the aforementioned segments are attributed to reductions in revenue resulting from global economic weakness, partially offset by lower operating expenses due to headcount reductions, reduced incentive costs and lower technology outsourcing costs.

The decline in the operating margin for 2008, as compared to 2007, mainly reflects higher acquisition-related amortization expense, which increased $20.9 million primarily due to our acquisition of TALX; the increase in general corporate expense, which includes the $16.8 million restructuring and asset write-down charges related to our business realignment recorded in the third quarter of 2008; and the decrease in operating margin for our USCIS business, as described in more detail below.

Other Expense, Net

	Twelve Months Ended December 31,			Change
				2009 vs. 2008		2008 vs. 2007
Other Expense, Net	2009	2008	2007	$	%	$	%
	(Dollars in millions)

Consolidated interest expense	$57.0	$71.3	$58.5	$(14.3)	-20%	$12.8	22%
Consolidated other income, net	(6.2)	(6.2)	(2.9)	-	0%	(3.3)	114%
Consolidated other expense, net	$50.8	$65.1	$55.6	$(14.3)	-22%	$9.5	17%
Average cost of debt	4.8%	5.3%	6.1%
Total consolidated debt, net, at year end	$1,174.1	$1,219.3	$1,387.3	$(45.2)	-4%	$(168.0)	-12%

The decrease in other expense, net, for 2009, as compared to 2008, was primarily due to lower interest rates on our floating rate debt, which drove the average cost of our total debt from 5.3% in 2008 to 4.8% in 2009, as well as a reduced level of debt outstanding during 2009. Our average debt balance fell to $1.18 billion in 2009 from $1.34 billion in 2008. For additional information about our debt agreements, see Note 4 of the Notes to the Consolidated Financial Statements in this report. Other income, net, for 2009 primarily includes a $2.2 million mark-to-market adjustment on certain insurance policies, a $1.1 million gain on our repurchase of $7.5 million principal amount of our ten-year senior notes due 2017 and a $1.3 million gain related to a litigation settlement.

The increase in other expense, net, for 2008, as compared to the prior period, was primarily due to increased interest expense driven by a higher level of debt which was used to fund the acquisition of TALX in 2007 and our share repurchase activity in both years. Our average debt balance rose to $1.34 billion in 2008 from $963.5 million in 2007. Other income, net, in 2008 includes a $5.5 million gain on our repurchase of $20 million principal amount of ten-year senior notes due 2017.

Income Taxes

	Twelve Months Ended December 31,			Change
				2009 vs. 2008		2008 vs. 2007
Provision for Income Taxes	2009	2008	2007	$	%	$	%
	(Dollars in millions)

Consolidated provision for income taxes	$106.6	$119.0	$136.7	$(12.4)	-10%	$(17.7)	-13%
Effective income tax rate	32.2%	31.8%	35.1%

Our effective income tax rate for 2009 was up slightly compared to 2008. The 2009 rate reflects the recognition of a $7.3 million income tax benefit in the fourth quarter of 2009 related to our ability to utilize foreign tax credits beyond 2009. Additionally, we recorded favorable discrete items in 2009 related to foreign and state taxes and an investment loss in a subsidiary. With the fourth quarter 2009 adjustments, we have recognized the benefit of foreign tax credit carryforwards that would have reduced future tax expense. As a result, we expect our effective tax rate in 2010 to increase to a range of 37% to 38%.

Our effective income tax rate for 2008 was down from 2007, primarily due to the recognition of a $14.6 million income tax benefit in the third quarter of 2008 related to the reversal of a reserve associated with our Brazilian operations, for which the statute of limitations expired during that quarter.

Net Income

	Twelve Months Ended December 31,			Change
				2009 vs. 2008		2008 vs. 2007
Net Income	2009	2008	2007	$	%	$	%
	(In millions, except per share amounts)

Consolidated operating income	$381.8	$439.0	$445.0	$(57.2)	-13%	$(6.0)	-1%
Consolidated other expense, net	(50.8)	(65.1)	(55.6)	14.3	-22%	(9.5)	17%
Consolidated provision for income taxes	(106.6)	(119.0)	(136.7)	12.4	-10%	17.7	-13%
Consolidated net income from continuing operations	$224.4	$254.9	$252.7	$(30.5)	-12%	$2.2	1%
Discontinued operations, net of tax	$16.1	$24.1	$26.1	$(8.0)	-33%	$(2.0)	-8%
Net income attributable to noncontrolling interests	(6.6)	(6.2)	(6.1)	(0.4)	6%	(0.1)	2%
Net income attributable to Equifax	$233.9	$272.8	$272.7	$(38.9)	-14%	$0.1	0%
Diluted earnings per common share
Net income from continuing operations attributable to Equifax	$1.70	$1.91	$1.83	$(0.21)	-11%	$0.08	4%
Discontinued operations attributable to Equifax	0.13	0.18	0.19	$(0.05)	-28%	$(0.01)	-5%
Net income attributable to Equifax	$1.83	$2.09	$2.02	$(0.26)	-12%	$0.07	3%
Weighted-average shares used in computing
diluted earnings per share	127.9	130.4	135.1

The decrease in net income for 2009, as compared to 2008, was a function of lower operating income in three of our five businesses and $8.0 million of additional restructuring charges in 2009, partially offset by increased income from our TALX and North America Commercial Solutions segments and lower interest expense.

Net income for 2008, as compared to 2007, was flat as contribution from TALX since its acquisition in May 2007, growth in operating income for International, North America Personal Solutions and North America Commercial Solutions, and lower income tax expense were offset by higher general corporate expense, which includes the aforementioned restructuring and asset write-down charges recorded in 2008, lower operating income for our USCIS businesses and higher interest expense. Our 2008 earnings per share, as compared to 2007, was positively impacted by the reduction in our weighted-average shares outstanding resulting from the repurchase of 4.5 million shares in 2008.

In the second quarter of 2010, we sold our Equifax Enabling Technologies LLC legal entity, consisting of our APPRO loan origination software (“APPRO”). On July 1, 2010, we sold the assets of our Direct Marketing Services division (“DMS”).  These businesses are reflected as discontinued operations.  For 2009 and 2008, as compared to the prior year periods, discontinued operations declined primarily due to reduced mailing volumes for existing customers reflecting the slowdown in retail sales and the marketing campaigns of many retailers, as well as changes to a contract with a large marketing services reseller.

Segment Financial Results

U.S. Consumer Information Solutions

	Twelve Months Ended December 31,			Change
				2009 vs. 2008			2008 vs. 2007
U.S. Consumer Information Solutions	2009	2008	2007	$	%		$	%
			(Dollars in millions)
Operating revenue:
Online Consumer Information Solutions	$501.4	$566.5	$610.9	$(65.1)	-11%		$(44.4)	-7%
Mortgage Solutions	99.5	70.2	66.1	29.3	42%		4.1	6%
Consumer Financial Marketing Services	111.3	132.0	156.4	(20.7)	-16%		(24.4)	-16%
Total operating revenue	$712.2	$768.7	$833.4	$(56.5)	-7%		$(64.7)	-8%
% of consolidated revenue	41%	42%	49%
Total operating income	$259.4	$298.9	$342.3	$(39.5)	-13%		$(43.4)	-13%
Operating margin	36.4%	38.9%	41.0%		-2.5	pts		-2.1	pts

The decreases in revenue and operating margin for 2009 and 2008, as compared to the prior year periods, were mainly due to continued weakness in the U.S. credit and retail economy, offset by growth in the Mortgage Solutions business due to increased activity associated with our settlement services products and increased mortgage refinancing activity in 2009.

OCIS.  Revenue for 2009, as compared to the prior year, declined primarily due to a reduction of online credit decision transaction volume as consumer lending activity was lower than a year ago. The 18% decline in volume for 2009, from the prior year, was partially offset by a 4% increase in average revenue per transaction. This increase was attributable to a disproportionate decline in volume from large national accounts which are generally billed at a lower average price per transaction. For 2008, as compared to 2007, revenue declined primarily due to a 7% reduction of online credit decision transaction volume resulting from the weakness of the U.S. economy.

Mortgage Solutions.  The 2009 increase in revenue, as compared to 2008, is due to increased activity associated with growth in demand for our settlement services products which resulted in increased revenue of $16.5 million over 2008, higher volumes of mortgage credit reporting related to increased refinance activity and incremental revenue from our acquisition of certain assets of a small mortgage credit reporting reseller. For 2008, as compared to 2007, revenue grew due to a four-fold increase in activity associated with our settlement services products and incremental revenue from our acquisition of certain assets of FIS Credit Services, Inc. in February 2008. These increases were partially offset by continued weakness in the U.S. housing market, which led to reduced transaction volumes from our existing mortgage customer base.

Consumer Financial Marketing Services.  Revenue decreased in 2009 as compared to 2008. As banks and other market participants reassess current credit conditions and selectively test new marketing approaches, prescreen volumes and pricing for portfolio management services have declined in what remains a highly competitive market. This decline was partially offset by approximately $6 million of incremental revenue from our acquisition of IXI Corporation in October 2009. For 2008, as compared to the prior year, revenue declined due to volume decreases from our existing customer base, primarily due to lower revenue associated with new account acquisition services as financial institutions scaled back significantly on new marketing and extension of credit. These declines were partially offset by a continued increase in revenue related to customer portfolio management services used by institutions to manage and sustain existing customers. Our financial services customers began increased usage of our portfolio management services in 2007 and less usage of prescreen services, which reflects a continuing trend towards the enhanced management of their existing customer portfolios as opposed to new account acquisitions.

U.S. Consumer Information Solutions Operating Margin.  Operating margin decreased for 2009, as compared to 2008, mainly due to revenue declines described above in our OCIS and Consumer Financial Marketing Services businesses. Our operating expenses generally do not decline at the same rate as our revenue due to a high portion of costs that are fixed rather than variable in the short term. The overall decline in revenue was partially offset by lower personnel costs due to headcount reductions, process efficiencies and lower technology outsourcing costs. The increases in revenue from our core mortgage and settlement services products also contributed to the USCIS margin decline as these products have higher variable costs and lower margins than traditional online database products. Recognizing the continuing impact of current economic conditions, management has taken and is continuing to take steps to streamline operations and increase efficiency in order to minimize the negative effect on operating margins of any continued decreases in revenue.

Operating margin decreased for 2008, as compared to 2007, mainly due to the decline in revenue described above. With a high portion of fixed costs, USCIS operating expenses generally do not decline at the same rate as our revenue. The decline in revenue was partially offset by lower production and royalty costs due to a decrease in volume, as well as the impact of cost saving initiatives.

International

International	Twelve Months Ended December 31,			Change
				2009 vs. 2008			2008 vs. 2007
(Dollars in millions)	2009	2008	2007	$	%		$	%
Operating revenue:
Europe	$138.4	$175.0	$183.8	$(36.6)	(21)%		$(8.8)	(5)%
Latin America	200.4	219.9	182.5	(19.5)	(9)%		37.4	20%
Canada Consumer	99.8	110.8	106.5	(11.0)	(10)%		4.3	4%
Total operating revenue	$438.6	$505.7	$472.8	$(67.1)	(13)%		$32.9	7%
% of consolidated revenue	26%	28%	28%
Total operating income	$118.9	$149.9	$141.1	$(31.0)	(21)%		$8.8	6%
Operating margin	27.1%	29.6%	29.8%		(2.5	) pts		(0.2	) pts

For 2009, as compared to 2008, revenue decreased primarily due to the negative impact of foreign currency translation and secondarily due to global economic weakness affecting several of our larger international country operations. Local currency fluctuation against the U.S. dollar negatively impacted our 2009 International revenue by $47.2 million, or 9%. In local currency, 2009 revenue was down 4%, as compared to the same period a year ago. For 2008, as compared to 2007, revenue increased primarily due to growth in Latin America and Canada, offset by a decline in Europe due to weakness in the U.K. economy. Local currency fluctuation against the U.S. dollar minimally impacted our International revenue in 2008. In local currency, revenue was up 7% in 2008, when compared to the prior year.

Europe.  The decline in revenue for 2009, as compared to the prior year, was partially due to the unfavorable foreign currency impact of $21.3 million, or 12%. In local currency, revenue declined 9% for 2009, as compared to the same period in 2008. The local currency declines were due to decreased volume in the U.K. caused by weakness in the U.K. economy affecting customer demand, which was partially offset by higher volumes and new customers for our online services and new collections products in Spain and Portugal. The decrease in revenue for 2008, as compared to 2007, was primarily due to the impact of foreign currency. Local currency fluctuation against the U.S. dollar negatively impacted Europe revenue by $8.4 million, or 5%, for 2008, when compared to 2007. Growth in the U.K. in the first half of 2008 was offset by declines in revenue, when compared to 2007, in the last six months of 2008 attributable to the weakening U.K. economy.

Latin America.  Revenue declined for 2009, as compared to the prior year, due to the unfavorable foreign currency impact of $18.9 million, or 9%. In local currency, 2009 revenue was approximately flat when compared to 2008. Local currency revenue declines in Brazil and Chile were offset by increased revenue in our other Latin American geographies resulting from increased volumes for our collection services and decisioning technology products. The revenue declines in Brazil and Chile were mainly due to lower volumes related to our online solutions, marketing products and decisioning technologies, resulting primarily from competitive factors in these geographies.

For 2008, as compared to 2007, increased revenue was driven by double-digit growth in all countries in which we operate. Local currency fluctuation against the U.S. dollar favorably impacted Latin America revenue growth by $9.3 million, or 5%, for 2008, when compared to 2007, as revenue in local currency grew 15%, when comparing these periods. This broad-based revenue growth was primarily due to higher volumes related to our online solutions, decisioning technologies and marketing products, as well as a new contract in Brazil to provide data to a large regional consumer services data provider. The increases were also impacted by acquisitions of several small businesses in Argentina, Brazil, Chile, Ecuador and El Salvador during 2008.

Canada Consumer.  The decline in revenue for 2009, as compared to the prior year, was partially due to an unfavorable foreign currency impact of $7.0 million, or 6%. In local currency, revenue declined 4% for 2009, as compared to 2008. The decline in local currency was due to lower volumes related to our online solutions and marketing products resulting from weakness in the economy, partially offset by increased volumes for our analytical and decisioning technology products. For 2008, as compared to 2007, revenue growth was driven by higher prices and volume related to our marketing services and technology products. Local currency fluctuation against the U.S. dollar favorably impacted revenue growth by $1.2 million, or 1%, and revenue in local currency grew 3% for 2008, as compared to 2007. Although revenue increased year over year, revenue growth during the first nine months of 2008 was partially offset by weakness in the fourth quarter revenue due to the stronger U.S. dollar and deteriorating conditions in the Canadian economy.

International Operating Margin.  Operating margin decreased for 2009, as compared to 2008, due to the revenue declines discussed above. Operating expenses decreased 1% for 2009, in local currency, when compared to 2008. Operating margin for 2008 was relatively flat at 29.6%, when compared to 2007 as operating expenses for the overall International business were generally maintained in line with revenue.

TALX

TALX	Twelve Months Ended December 31,			Change
				2009 vs. 2008			2008 vs. 2007
(Dollars in millions)	2009	2008	2007	$	%		$	%
Operating Revenue:
The Work Number	$158.2	$131.9	$72.6	$26.3	20%		$59.3	82%
Tax and Talent Management	188.2	173.2	106.8	15.0	9%		66.4	62%
Total operating revenue	$346.4	$305.1	$179.4	$41.3	14%		$125.7	70%
% of consolidated revenue	20%	16%	10%
Total operating income	$75.4	$53.1	$29.3	$22.3	42%		$23.8	81%
Operating margin	21.8%	17.4%	16.3%		4.4	pts		1.1	pts

The Work Number.  Revenue increased in 2009, as compared to 2008, due to the increased volumes of verifications of consumer employment from government service agencies, who use our services to approve benefits to consumers under certain government programs, and verifications of employment and income by financial institutions, who confirm consumer data for use in underwriting decisions. Our acquisition of Rapid Reporting Verification Company in November 2009 provided approximately $5 million of incremental revenue. The financial results of TALX’s operations are included in our Consolidated Financial Statements beginning on May 15, 2007, resulting in a partial period for 2007. This is the primary reason for the significant increase in revenue for 2008, as compared to 2007.

Tax and Talent Management Services.  The increase in revenue during 2009, as compared to 2008, resulted from growth in our Tax Management Services business driven primarily by increased unemployment compensation claims activity due to the high levels of unemployment in the U.S., partially offset by declines in volume from our Talent Management Services business during the first half of the year, as demand was negatively impacted by reduced hiring activity by employers, particularly governmental agencies who are key clients, caused by the weakened economy and budgetary pressures. The significant increase in revenue for 2008, as compared to 2007, is primarily due to the partial reporting period for 2007 as results were included subsequent to the May 15, 2007 acquisition date.

TALX Operating Margin.  Operating margin increased for 2009, as compared to 2008, due to continued revenue growth, while operating expenses grew at a slower rate due to the leveraging of certain fixed operational and overhead costs and certain operating process efficiencies.

North America Personal Solutions

North America Personal Solutions	Twelve Months Ended December 31,			Change
				2009 vs. 2008			2008 vs. 2007
(Dollars in millions)	2009	2008	2007	$	%		$	%
Total operating revenue	$149.0	$162.6	$153.5	$(13.6)	(8)%		$9.1	6%
% of consolidated revenue	9%	9%	9%
Total operating income	$34.3	$46.3	$34.0	$(12.0)	(26)%		$12.3	36%
Operating margin	23.0%	28.4%	22.1%		(5.4	) pts		6.3	pts

Revenue declined for 2009, as compared to 2008, primarily due to lower transaction sales, as a result of lower levels of new consumer credit activity, and lower corporate data breach revenues. These declines were partially offset by direct to consumer, Equifax-branded subscription service revenue, which was up 4% for 2009, as compared to the prior year, driven by higher new sales and higher average revenue per subscription, reflecting additional features in the Equifax offering. Total subscription customers, including direct to consumer Equifax-branded services and subscriptions related to data breach offers, were 1.0 million at December 31, 2009. The operating margin decline in 2009, as compared to the prior year, was primarily due to the revenue decline discussed above, as well as increased advertising expenses, as the Company introduced a 2009 television advertising program in order to increase direct subscription sales.

For 2008, as compared to 2007, revenue increased primarily due to higher subscription revenue associated with our 3-in-1 Monitoring, ScoreWatch, CreditWatch, ID Patrol and Credit Report Control products, partially offset by declines in transaction revenue and breach revenue. Although revenue increased year over year, revenue growth during the first nine months of 2008 was partially offset by a 3% decline in fourth quarter revenue due to lower breach, partner and transaction-based revenue caused in part by the weakness in the U.S. economy. Total subscription customers were 1.2 million at December 31, 2008. The increase in operating margin in 2008 is mainly due to continued subscription-based revenue growth and reduced operating expenses driven by reduced customer support costs, when compared to 2007.

North America Commercial Solutions

North America Commercial Solutions	Twelve Months Ended December 31,			Change
				2009 vs. 2008			2008 vs. 2007
(Dollars in millions)	2009	2008	2007	$	%		$	%
Total operating revenue	$69.8	$71.5	$67.6	$(1.7)	(2)%		$3.9	6%
% of consolidated revenue	4%	4%	4%
Total operating income	$15.1	$13.6	$12.0	$1.5	11%		$1.6	13%
Operating margin	21.7%	19.0%	17.7%		2.7	pts		1.3	pts

Revenue declined for 2009, as compared to the prior year, due to the unfavorable impact of changes in the U.S. — Canadian foreign exchange rate of $1.7 million, or 2%. In local currency, 2009 revenue was flat when compared to 2008. Revenue declines in the U.S. and Canadian risk and marketing service revenues attributed to weakness in the U.S. and Canadian economies were offset by increased revenue from our data management products. Online transaction volume for U.S. commercial credit information products decreased 21% for 2009, as compared to the prior year, due to a slowdown in loan origination to small businesses. Operating margin increased for 2009, as compared to 2008, mainly due to reduced operating expenses resulting from lower personnel costs and discretionary expenses.

For 2008, as compared to 2007, revenue increased mainly due to higher sales volume for products in our U.S. Commercial business, as well as $0.3 million, or 1%, of favorable foreign currency impact. Although revenue increased year over year, revenue grew at low double digit rates during the first half of the year, but was essentially flat with the prior year in local currency due to increasing weakness in the U.S. and Canadian economies in the second half of the year. Online transaction volume for U.S. commercial credit information products increased to 4.9 million during 2008, up 4% from 2007. For 2008, as compared to 2007, operating margin increased primarily due to revenue growth in our U.S. Commercial business partially offset by increased personnel and software costs as we continued to invest for growth.

General Corporate Expense

General Corporate Expense	Twelve Months Ended December 31,			Change
				2009 vs. 2008		2008 vs. 2007
(Dollars in millions)	2009	2008	2007	$	%	$	%
General corporate expense	$121.3	$122.8	$113.7	$(1.5)	(1)%	$9.1	8%

Our general corporate expenses are costs that are incurred at the corporate level and include those expenses impacted by corporate direction, such as shared services, administrative, legal, equity compensation costs and restructuring expenses. General corporate expenses decreased slightly for 2009, as compared to 2008, primarily as a result of reduced incentive costs, lower legal and professional fees and reduced occupancy costs. This was partially offset by $8.0 million of additional restructuring charges recorded during 2009, as well as increased insurance costs. Total 2009 restructuring charges of $24.8 million related primarily to headcount reductions, of which $4.1 million were related to discontinued operations.

General corporate expenses for 2008, as compared to 2007, increased primarily as a result of a $16.8 million restructuring and asset write-down charge during 2008, which consisted of a $10.3 million charge related to headcount reductions, of which $0.8 million related to discontinued operations, a $4.1 million charge associated with certain contractual costs and a $2.4 million software write-down charge, all related to our business realignment. This increase was partially offset by reduced incentive costs, litigation and payroll tax.

LIQUIDITY AND FINANCIAL CONDITION

Management assesses liquidity in terms of our ability to generate cash to fund operating, investing and financing activities. We continue to generate substantial cash from operating activities and remain in a strong financial position, with resources available for reinvestment in existing businesses, strategic acquisitions and managing our capital structure to meet short- and long-term objectives.

Sources and Uses of Cash

Funds generated by operating activities and our credit facilities continue to be our most significant sources of liquidity. We believe that funds generated from expected results of operations will be sufficient to finance our anticipated working capital and other cash requirements (such as capital expenditures, interest payments, potential pension funding contributions, dividend payments and stock repurchases, if any) for the foreseeable future. Since the beginning of 2009, credit market conditions have improved and we have primarily shifted our short-term borrowings to our commercial paper program. In the event that credit market conditions were to deteriorate, we would rely more heavily on borrowings as needed under our Senior Credit Facility described below. At December 31, 2009, $707.5 million was available to borrow under our Senior Credit Facility. Our Senior Credit Facility does not include a provision under which lenders could refuse to allow us to borrow under this facility in the event of a material adverse change in our financial condition, as long as we are in compliance with the covenants contained in the lending agreement.

Information about our cash flows, by category, is presented in the consolidated statement of cash flows. The following table summarizes our cash flows for the twelve months ended December 31, 2009, 2008 and 2007:

Net cash provided by (used in):	Twelve Months Ended December 31,			Change
				2009 vs. 2008		2008 vs. 2007
(Dollars in millions)	2009	2008	2007	$	%	$	%
Operating activities	$418.4	$448.1	$453.5	$(29.7)	(7)%	$(5.4)	(1)%
Investing activities	$(270.1)	$(141.6)	$(422.3)	$(128.5)	nm	$280.7	nm
Financing activities	$(108.3)	$(319.1)	$(21.2)	$210.8	nm	$(297.9)	nm

nm — not meaningful

Operating Activities

The decrease in operating cash flow for 2009 was primarily driven by $38.5 million of lower consolidated net income described above and $29.3 million of pension contributions in 2009 with no similar payments made in 2008. These items were partially offset by year to year increases in operating liabilities as reduced levels of accruals in 2008 did not recur.

Cash provided by operations in 2008 of $448.1 million was 1% less than in 2007. Although 2008 consolidated net income was flat when compared to 2007, higher depreciation and amortization expense and improved accounts receivable collections were offset by year to year reductions in operating liabilities.

Fund Transfer Limitations.  The ability of certain of our subsidiaries and associated companies to transfer funds to us is limited, in some cases, by certain restrictions imposed by foreign governments; these restrictions do not, individually or in the aggregate, materially limit our ability to service our indebtedness, meet our current obligations or pay dividends.

Investing Activities

Net cash used in:	Twelve Months Ended December 31,			Change
(Dollars in millions)	2009	2008	2007	2009 vs. 2008	2008 vs. 2007
Capital expenditures	$70.7	$110.5	$118.5	$(39.8)	$(8.0)

Our capital expenditures are used for developing, enhancing and deploying new and existing software in support of our expanding product set, replacing or adding equipment, updating systems for regulatory compliance, the licensing of software applications and investing in system reliability, security and disaster recovery enhancements. During 2007, our capital expenditures included the purchase of our data center facility in Atlanta, Georgia, for cash consideration of approximately $30 million, as well as the assumption of the prior owner’s $12.5 million mortgage obligation due in 2012, and improvements made to this facility. Capital expenditures in 2008 continued to be higher than the periods prior to 2007 due to additional improvements to our data center. Capital expenditures in 2009 were less than 2008, as data center infrastructure improvements were substantially completed in 2008. We expect capital expenditures in 2010 to be in the range of $75 million to $100 million, as we continue to invest for growth.

On February 27, 2009, we notified the lessor of our headquarters building in Atlanta, Georgia, that we intend to exercise our purchase option in accordance with the lease terms. By making this notification, we committed to purchase the building for $29.0 million on February 26, 2010. The exercise of our purchase option caused us to account for this lease obligation as a capital lease. We have recorded the building and the related obligation on our Consolidated Balance Sheets at December 31, 2009. For additional information regarding our headquarters building lease, see Note 5 of the Notes to the Consolidated Financial Statements in this report.

Acquisitions and Investments

Net cash used in:	Twelve Months Ended December 31,			Change
(Dollars in millions)	2009	2008	2007	2009 vs. 2008	2008 vs. 2007
Acquisitions, net of cash acquired	$196.0	$27.4	$303.8	$168.6	$(276.4)
Investment in unconsolidated affiliates	$3.4	$3.7	$—	$(0.3)	$3.7

2009 Acquisitions and Investments.  On December 23, 2009, as a part of our long-term growth strategy of expanding into emerging markets, we formed a joint venture, Equifax Credit Information Services Private Limited, or ECIS, to provide a broad range of credit data and information solutions in India. This joint venture is pending regulatory approval. We paid cash consideration of $5.2 million for our 49 percent equity interest in ECIS.

On November 2, 2009, to further enhance our income and identity verification service offerings, we acquired Rapid Reporting Verification Company, a provider of IRS tax transcript information and social security number authentication services, for $72.5 million. The results of this acquisition have been included in our TALX operating segment subsequent to the acquisition.

On October 27, 2009, we acquired IXI Corporation, a provider of consumer wealth and asset data, for $124.0 million. This acquisition enables us to offer more differentiated and in-depth consumer income, wealth and other data to help our clients improve their marketing, collections, portfolio management and customer management efforts across different product segments. The results of this acquisition have been included in our U.S. Consumer Information Solutions operating segment subsequent to the acquisition date.

We financed these purchases through borrowings under our Senior Credit Facility, which were subsequently refinanced through the issuance in November 2009 of our 4.45%, five-year unsecured Senior Notes. The 4.45% Senior Notes are further described in Note 4 of the Notes to the Consolidated Financial Statements in this report.

On August 12, 2009, in order to enhance our Mortgage Solutions business market share, we acquired certain assets and specified liabilities of a small mortgage credit reporting reseller for cash consideration of $3.8 million. The results of this acquisition have been included in our U.S. Consumer Information Solutions segment subsequent to the acquisition date.

2008 Acquisitions and Investments.  To further enhance our market share and grow our credit data business, during the twelve months ended December 31, 2008, we completed nine acquisitions and investments in a number of small businesses totaling $27.4 million, net of cash acquired. Six of the transactions were in our International segment, two within our U.S. Consumer Information Solutions segment and one within our TALX segment. We recorded a $6.0 million liability at December 31, 2009, with a corresponding adjustment to goodwill, for the contingent earn-out payment associated with the acquired company within the TALX segment. The earn-out payment was measured on the completion of 2009 revenue targets and will be paid in 2010.

On June 30, 2008, as a part of our long-term growth strategy of entering new geographies, we acquired a 28 percent equity interest in Global Payments Credit Services LLC, or GPCS, a credit information company in Russia, for cash consideration of $4.4 million, which is now doing business as Equifax Credit Services, LLC in Russia. Under our shareholders’ agreement, we have the option to acquire up to an additional 22 percent interest in GPCS between 2011 and 2013 for cash consideration based on a formula for determining equity value of the business and the assumption of certain debt, subject to satisfaction of certain conditions.

2007 Acquisitions.  On May 15, 2007, we acquired all the outstanding shares of TALX. Under the terms of the transaction, we issued 20.6 million shares of Equifax treasury stock and 1.9 million fully-vested options to purchase Equifax common stock, and paid approximately $288.1 million in cash, net of cash acquired. We also assumed TALX’s outstanding debt, which had a fair value totaling $177.6 million at May 15, 2007. We financed the cash portion of the acquisition and $96.6 million outstanding on the TALX revolving credit facility at the date of acquisition initially with borrowings under our Senior Credit Facility, and subsequently refinanced this debt in the second quarter of 2007 with ten- and thirty-year notes. Subsequent to the date of the acquisition in 2007, we paid $4.1 million to the former owners of a company purchased by TALX pursuant to an earn-out agreement.

On October 19, 2007, in order to continue to grow our credit data business, our Peruvian subsidiary purchased 100% of the stock of a credit reporting business located in Peru for cash consideration of approximately $8.0 million.

For additional information about our acquisitions, see Note 2 of the Notes to Consolidated Financial Statements in this report.

Financing Activities

Net cash provided by (used in):	Twelve Months Ended December 31,			Change
(Dollars in millions)	2009	2008	2007	2009 vs. 2008	2008 vs. 2007
Net short-term borrowings (repayments)	$101.8	$(184.8)	$139.7	$286.6	$(324.5)
Net (repayments) borrowings under long-term revolving credit facilities	$(415.2)	$45.0	$253.4	$(460.2)	$(208.4)
Payments on long-term debt	$(31.8)	$(17.8)	$(250.0)	$(14.0)	$232.2
Proceeds from issuance of long-term debt	$274.4	$2.3	$545.7	$272.1	$(543.4)

Credit Facility Availability.  Our principal unsecured revolving credit facility with a group of banks, which we refer to as the Senior Credit Facility, permits us to borrow up to $850.0 million through July 2011. The Senior Credit Facility may be used for general corporate purposes. Availability of the Senior Credit Facility for borrowings is reduced by the outstanding face amount of any letters of credit issued under the facility and, pursuant to our existing Board of Directors authorization, by the outstanding principal amount of our commercial paper notes, or CP. We currently intend to renew the Senior Credit Facility on or prior to its maturity date. Due to current tight conditions in the credit markets, we expect to face increased borrowing spreads as well as market trends of higher bank fees in connection with this renewal.

Our $850.0 million CP program has been established to allow for borrowing through the private placement of CP with maturities ranging from overnight to 397 days. We may use the proceeds of CP for general corporate purposes.

In June 2009, we amended our 364-day revolving credit agreement with a Canadian bank (our Canadian Credit Facility), to reduce the borrowing limit from C$40.0 million to C$20.0 million (denominated in Canadian dollars) and extending its maturity through June 2010. Borrowings may be used for general corporate purposes.

At December 31, 2009, there was outstanding $4.8 million under the Senior Credit Facility, which is included in long-term debt on our Consolidated Balance Sheet; $135.0 million in CP; and no amounts under our Canadian Credit Facility. The weighted-average interest rate on our CP, all with maturities less than 90 days, was 0.4% per annum. At December 31, 2009, a total of $726.7 million was available under our committed credit facilities.

At December 31, 2009, approximately 66% of our debt was fixed-rate debt and 34% was effectively variable-rate debt. Our variable-rate debt, consisting of CP, borrowings under our credit facilities and our five-year senior notes due 2014 (against which we have executed interest rate swaps to convert interest expense from fixed rates to floating rates), generally bears interest based on a specified margin plus a base rate (LIBOR) or on CP rates for investment grade issuers. The interest rates reset periodically, depending on the terms of the respective financing arrangements. At December 31, 2009, interest rates on our variable-rate debt ranged from 0.3% to 2.0%.

Borrowing and Repayment Activity.  Net short-term borrowings (repayments) primarily represent activity under our CP program, as well as activity under our Canadian short-term revolving credit agreement. Net (repayments) borrowings under long-term revolving credit facilities relates to activity on our Senior Credit Facility. We primarily borrow under our CP program, when available.

The increase in net short-term borrowings (repayments) in 2009 primarily reflects the net issuance of $132.0 million of CP notes since December 31, 2008, offset by the repayment of $25.8 million under our Canadian Credit Facility. In 2008, the activity in this balance primarily reflects the net repayment of $216.5 million of the balance outstanding on our CP notes at December 31, 2007, offset by the increase of $25.8 million in borrowings under our Canadian Credit Facility. In 2007, net borrowing activity under our CP program was partially offset by net repayments under our trade receivables-backed revolving credit facility, which we elected to terminate on November 29, 2007.

The increase in net (repayments) borrowings for 2009 under long-term revolving credit facilities represents the repayment of borrowings outstanding at December 31, 2008, under our Senior Credit Facility as we increased our use of CP to fund our capital needs. In 2008, the net borrowing activity under long-term revolving credit facilities primarily represents our pay down of $216.5 million of CP outstanding at December 31, 2007 from cash from operations and borrowings under our Senior Credit Facility to lower the average cost of our debt and due to the adverse conditions in the CP market. In 2007, the net borrowing activity under long-term revolving credit facilities primarily represents our refinancing of the $250.0 million principal amount relating to our 4.95% senior notes which matured in November 2007.

In 2009, we purchased $7.5 million principal amount of our outstanding ten-year senior notes due 2017 for $6.3 million and $25.0 million principal amount of our outstanding debentures due 2028 for $25.1 million. During 2008, we purchased $20.0 million principal amount of the ten-year senior notes due 2017 for $14.3 million.

On November 4, 2009, we issued $275.0 million principal amount of 4.45%, five-year senior notes in an underwritten public offering. We used the net proceeds from the sale of the senior notes to repay amounts outstanding under our CP program, a portion of which was used to finance our fourth quarter 2009 acquisitions. In conjunction with our 2009 sale of five-year senior notes, we entered into five-year interest rate swaps, designated as fair value hedges, which convert the debt’s fixed interest rate to a variable rate.

On June 28, 2007, we issued $300.0 million principal amount of 6.3%, ten-year senior notes and $250.0 million principal amount of 7.0%, thirty-year senior notes in underwritten public offerings. We used a portion of the net proceeds from the sale of these senior notes to reduce the outstanding amount of our CP. In conjunction with the sale of the 6.3% and 7.0% senior notes, we entered into cash flow hedges on $200.0 million and $250.0 million notional amount, respectively, of ten-year and thirty-year treasury notes. These hedges were settled in cash on June 25 and 26, 2007, respectively, the date the senior notes were sold, requiring a cash payment by us of $1.9 million and $3.0 million, respectively. There were no material proceeds from the issuance of long-term debt during 2008.

Debt Covenants.  Our outstanding indentures and comparable instruments contain customary covenants including for example limits on secured debt and sale/leaseback transactions. In addition, our Senior Credit Facility and Canadian Credit Facility each require us to maintain a maximum leverage ratio of not more than 3.5 to 1.0, and limit the amount of subsidiary debt. Our leverage ratio was 2.09 at December 31, 2009. None of these covenants are considered restrictive to our operations and, as of December 31, 2009, we were in compliance with all of our debt covenants.

We do not have any credit rating triggers that would accelerate the maturity of a material amount of our outstanding debt; however, our senior notes, discussed above, contain change in control provisions. If we experience a change of control or publicly announce our intention to effect a change of control and the rating on the senior notes is lowered by Standard & Poor’s, or S&P, and Moody’s Investors Service, or Moody’s, below an investment grade rating within 60 days of such change of control or notice thereof, then we will be required to offer to repurchase the senior notes at a price equal to 101% of the aggregate principal amount of the senior notes plus accrued and unpaid interest.

Credit Ratings.  Credit ratings reflect an independent agency’s judgment on the likelihood that a borrower will repay a debt obligation at maturity. The ratings reflect many considerations, such as the nature of the borrower’s industry and its competitive position, the size of the company, its liquidity and access to capital and the sensitivity of a company’s cash flows to changes in the economy. The two largest rating agencies, S&P and Moody’s, use alphanumeric codes to designate their ratings. The highest quality rating for long-term credit obligations is AAA and Aaa for S&P and Moody’s, respectively. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency.

Long-term ratings of BBB- and Baa3 or better by S&P and Moody’s, respectively, reflect ratings on debt obligations that fall within a band of credit quality considered to be “investment grade”. At December 31, 2009, the long-term ratings for our obligations were BBB+ and Baa1, which are consistent with the ratings and outlooks which existed at December 31, 2008. A downgrade in our credit rating would increase the cost of borrowings under our CP program and credit facilities, and could limit, or in the case of a significant downgrade, preclude our ability to issue CP. If our credit ratings were to decline to lower levels, we could experience increases in the interest cost for any new debt. In addition, the market’s demand for, and thus our ability to readily issue, new debt could become further influenced by the economic and credit market environment.

For additional information about our debt, including the terms of our financing arrangements, basis for variable interest rates and debt covenants, see Note 4 of the Notes to Consolidated Financial Statements in this report.

Equity Transactions

Net cash provided by (used in):	Twelve Months Ended December 31,			Change
(Dollars in millions)	2009	2008	2007	2009 vs. 2008	2008 vs. 2007
Treasury stock purchases	$(23.8)	$(155.7)	$(718.7)	$131.9	$563.0
Dividends paid to Equifax shareholders	$(20.2)	$(20.5)	$(20.7)	$0.3	$0.2
Dividends paid to noncontrolling interests	$(4.0)	$(3.4)	$(3.6)	$(0.6)	$0.2
Proceeds from exercise of stock options	$10.2	$14.7	$31.6	$(4.5)	$(16.9)
Excess tax benefits from stock-based compensation plans	$1.3	$2.1	$7.0	$(0.8)	$(4.9)

Sources and uses of cash related to equity during the twelve months ended December 31, 2009, 2008 and 2007 were as follows:

•
Under share repurchase programs authorized by our Board of Directors, we purchased 0.9 million, 4.5 million, and 17.9 million common shares on the open market during the twelve months ended December 31, 2009, 2008 and 2007, respectively, for $23.8 million, $155.7 million and $718.7 million, respectively, at an average price per common share of $26.41, $34.41 and $40.12, respectively. At December 31, 2009, the Company had $121.9 million remaining for stock repurchases under the existing Board authorization.

As of February 19, 2010, we had acquired an additional 0.3 million shares for $9.4 million since December 31, 2009.

•
During the twelve months ended December 31, 2009, 2008 and 2007, we paid cash dividends to Equifax shareholders of $20.2 million, $20.5 million and $20.7 million, respectively, at $0.16 per share for all periods.

Contractual Obligations and Commercial Commitments

The following table summarizes our significant contractual obligations and commitments as of December 31, 2009. The table excludes commitments that are contingent based on events or factors uncertain at this time. Some of the excluded commitments are discussed below the footnotes to the table.

	Payments due by
(In millions)	Total	Less than 1 year	1 to 3 years	3 to 5 years	Thereafter
Debt (including capitalized lease obligation)(1)	$1,177.0	$182.5	$42.0	$305.0	$647.5
Operating leases(2)	108.8	19.2	26.1	15.4	48.1
Data processing, outsourcing agreements and other purchase obligations(3)	374.2	117.9	179.8	70.2	6.3
Other long-term liabilities(4)(6)	90.5	7.4	12.8	8.4	61.9
Interest payments(5)	811.4	54.6	104.2	99.5	553.1
	$2,561.9	$381.6	$364.9	$498.5	$1,316.9

(1)
The amounts are gross of unamortized discounts totaling $2.4 million and fair value adjustments of $0.5 million at December 31, 2009. Total debt on our Consolidated Balance Sheets is net of the unamortized discounts and fair value adjustments.

(2)	Our operating lease obligations principally involve office space and equipment, which include the ground lease associated with our headquarters building that expires in 2048.

(3)
These agreements primarily represent our minimum contractual obligations for services that we outsource associated with our computer data processing operations and related functions, and certain administrative functions. These agreements expire between 2010 and 2014.

(4)
These long-term liabilities primarily relate to obligations associated with certain pension, postretirement and other compensation-related plans, some of which are discounted in accordance with U.S. generally accepted accounting principles, or GAAP. We made certain assumptions about the timing of such future payments. In the table above, we have not included amounts related to future pension plan obligations, as such required funding amounts beyond 2010 have not been deemed necessary due to our current expectations regarding future plan asset performance. During January 2010, we made a $20.0 million contribution to fund our U.S. Retirement Income Plan.

(5)
For future interest payments on variable-rate debt, which are generally based on a specified margin plus a base rate (LIBOR) or on CP rates for investment grade issuers, we used the variable rate in effect at December 31, 2009 to calculate these payments. Our variable rate debt at December 31, 2009, consisted of CP, borrowings under our credit facilities and our five-year senior notes due 2014 (against which we have executed interest rate swaps to convert interest expense from fixed rates to floating rates). Future interest payments related to our Senior Credit Facility and our CP program are based on the borrowings outstanding at December 31, 2009 through their respective maturity dates, assuming such borrowings are outstanding until that time. The variable portion of the rate at December 31, 2009 was between 0.3% and 2.0% for substantially all of our variable-rate debt. Future interest payments may be different depending on future borrowing activity and interest rates.

(6)
This table excludes $26.8 million of unrecognized tax benefits, including interest and penalties, as we cannot make a reasonably reliable estimate of the period of cash settlement with the respective taxing authorities.

A potential significant future use of cash would be the payment to Computer Sciences Corporation, or CSC, if it were to exercise its option to sell its credit reporting business to us at any time prior to 2013. The option exercise price would be determined by agreement or by an appraisal process and would be due in cash within 180 days after the exercise of the option. We estimate that if the option had been exercised at December 31, 2009, the price range would have been approximately $600 million to $675 million. This estimate is based solely on our internal analysis of the value of the business, current market conditions and other factors, all of which are subject to constant change. Therefore, the actual option exercise price could be materially higher or lower than our estimate. Our agreement with CSC, which expires on July 31, 2018, also provides us with an option to purchase its credit reporting business if it does not elect to renew the agreement or if there is a change in control of CSC while the agreement is in effect. If CSC were to exercise its option, or if we were able to and decided to exercise our option, then we would have to obtain additional sources of funding. We believe that this funding would be available from sources such as additional bank lines of credit and the capital markets for debt and/or equity financing. However, the availability and terms of any such capital financing would be subject to a number of factors, including credit market conditions, the state of the equity markets, general economic conditions, our credit ratings and our financial performance and condition.

Off-Balance Sheet Transactions

We do not engage in off-balance sheet financing activities.

Pursuant to the terms of the industrial revenue bonds, we transferred title to certain of our fixed assets with costs of $35.7 million and $28.4 million, as of December 31, 2009 and 2008, respectively, to a local governmental authority in the U.S. to receive a property tax abatement related to economic development. The title to these assets will revert back to us upon retirement or cancellation of the applicable bonds. These fixed assets are still recognized in the Company’s Consolidated Balance Sheets as all risks and rewards remain with the Company.

Letters of Credit and Guarantees

We will from time to time issue standby letters of credit, performance bonds or other guarantees in the normal course of business. The aggregate notional amount of all performance bonds and standby letters of credit was not material at December 31, 2009, and all have a remaining maturity of one year or less. Guarantees are issued from time to time to support the needs of our operating units. The maximum potential future payments we could be required to make under the guarantees is not material at December 31, 2009.

Benefit Plans

Prior to December 31, 2009, we had one non-contributory qualified retirement plan covering most U.S. salaried employees (the Equifax Inc. Pension Plan, or EIPP), a qualified retirement plan that covered U.S. salaried employees (the U.S. Retirement Income Plan, or USRIP) who terminated or retired before January 1, 2005 and a defined benefit plan for most salaried and hourly employees in Canada (the Canadian Retirement Income Plan, or CRIP). On December 31, 2009, the plan assets and obligations of the EIPP were merged with the USRIP. The USRIP remained as the sole U.S. qualified retirement plan.

At December 31, 2009, the USRIP met or exceeded ERISA’s minimum funding requirements. In January 2010, we made a contribution of $20.0 million to the USRIP. During the twelve months ended December 31, 2009 and 2007, we made contributions of $15.0 million and $12.0 million, respectively, to the EIPP. We also contributed $1.8 million to the CRIP during the twelve months ended December 31, 2009. The Equifax Employee Benefits Trust contributed $12.5 million to the EIPP upon dissolution of the Trust in 2009. In the future, we will make minimum funding contributions as required and may make discretionary contributions, depending on certain circumstances, including market conditions and liquidity needs. We believe additional funding contributions, if any, would not prevent us from continuing to meet our liquidity needs, which are primarily funded from cash flows generated by operating activities, available cash and cash equivalents, and our credit facilities.

For our non-U.S., tax-qualified retirement plans, we fund an amount sufficient to meet minimum funding requirements but no more than allowed as a tax deduction pursuant to applicable tax regulations. For the non-qualified supplementary retirement plans, we fund the benefits as they are paid to retired participants, but accrue the associated expense and liabilities in accordance with GAAP.

For additional information about our benefit plans, see Note 9 of the Notes to Consolidated Financial Statements in this report.

Seasonality

We experience seasonality in certain of our revenue streams. Revenue generated from The Work Number business unit within the TALX operating segment is generally higher in the first quarter due primarily to the provision of Form W-2 preparation services which occur in the first quarter each year. Revenue from our OCIS and Mortgage Solutions business units tends to increase in periods of the year in which our customers have higher volumes of credit granting decisions, most commonly the second and third calendar quarters.

Effects of Inflation and Changes
in Foreign Currency Exchange Rates

Equifax’s operating results are not materially affected by inflation, although inflation may result in increases in the Company’s expenses, which may not be readily recoverable in the price of services offered. To the extent inflation results in rising interest rates and has other adverse effects upon the securities markets and upon the value of financial instruments, it may adversely affect the Company’s financial position and profitability.

A significant portion of the Company’s business is conducted in currencies other than the U.S. dollar, and changes in foreign exchange rates relative to the U.S. dollar can therefore affect the value of non-U.S. dollar net assets, revenues and expenses. Potential exposures as a result of these fluctuations in currencies are closely monitored. We generally do not mitigate the risks associated with fluctuating exchange rates, although we may from time to time through forward contracts or other derivative instruments hedge a portion of our translational foreign currency exposure or exchange rate risks associated with material transactions which are denominated in a foreign currency.

RECENT ACCOUNTING PRONOUNCEMENTS

For information about new accounting pronouncements and the potential impact on our Consolidated Financial Statements, see Note 1 of the Notes to Consolidated Financial Statements in this report.

APPLICATION OF CRITICAL ACCOUNTING
POLICIES AND ESTIMATES

The Company’s Consolidated Financial Statements are prepared in conformity with U.S. GAAP. This requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and related disclosures of contingent assets and liabilities in our Consolidated Financial Statements and the Notes to Consolidated Financial Statements. The following accounting policies involve a critical accounting estimate because they are particularly dependent on estimates and assumptions made by management about matters that are uncertain at the time the accounting estimates are made. In addition, while we have used our best estimates based on facts and circumstances available to us at the time, different estimates reasonably could have been used in the current period, or changes in the accounting estimates that we used are reasonably likely to occur from period to period, either of which may have a material impact on the presentation of our Consolidated Balance Sheets and Statements of Income. We also have other significant accounting policies which involve the use of estimates, judgments and assumptions that are relevant to understanding our results. For additional information about these policies, see Note 1 of the Notes to Consolidated Financial Statements in this report. Although we believe that our estimates, assumptions and judgments are reasonable, they are based upon information available at the time. Actual results may differ significantly from these estimates under different assumptions, judgments or conditions.

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, collectibility of arrangement consideration is reasonably assured, the arrangement fees are fixed or determinable and delivery of the product or service has been completed.

If at the outset of an arrangement, we determine that collectibility is not reasonably assured, revenue is deferred until the earlier of when collectibility becomes probable or the receipt of payment. If there is uncertainty as to the customer’s acceptance of our deliverables, revenue is not recognized until the earlier of receipt of customer acceptance or expiration of the acceptance period. If at the outset of an arrangement, we determine that the arrangement fee is not fixed or determinable, revenue is deferred until the arrangement fee becomes estimable, assuming all other revenue recognition criteria have been met.

We have certain information solution offerings that are sold as multiple element arrangements. To account for each of these elements separately, the delivered elements must have stand-alone value to our customer, and there must exist objective and reliable evidence of the fair value for any undelivered elements.

Judgments and uncertainties — Each element of a multiple element arrangement must be considered separately to ensure that appropriate accounting is performed for these deliverables. These considerations include assessing the price at which the element is sold compared to its relative fair value; concluding when the element will be delivered; and determining whether any contingencies exist in the related customer contract that impact the prices paid to us for the services.

For certain contracts containing multiple elements, the total arrangement fee is allocated to the undelivered elements based on their relative fair values and to the initial delivered elements using the residual method. If we are unable to unbundle the arrangement into separate units of accounting or fair value is not known for any undelivered elements, arrangement consideration may only be recognized as the final contract element is delivered to our customer.

In addition, the determination of certain of our marketing information services and tax management services revenue requires the use of estimates, principally related to transaction volumes in instances where these volumes are reported to us by our clients on a monthly basis in arrears. In these instances, we estimate transaction volumes based on average actual volumes reported in the past. Differences between our estimates and actual final volumes reported are recorded in the period in which actual volumes are reported.

Effects if actual results differ from assumptions — We have not experienced significant variances between our estimates of marketing information services and tax management services revenues reported to us by our customers and actual reported volumes in the past. We monitor actual volumes to ensure that we will continue to make reasonable estimates in the future. If we determine that we are unable to make reasonable future estimates, revenue may be deferred until actual customer data is obtained. However, if actual results are not consistent with our estimates and assumptions, or if our customer arrangements become more complex or include more bundled offerings in the future, we may be required to recognize revenue differently in the future to account for these changes. We do not believe there is a reasonable likelihood that there will be a material change in the future estimates or assumptions we use to recognize revenue.

Goodwill and Indefinite-Lived Intangible Assets

We review goodwill and indefinite-lived intangible assets for impairment annually (as of September 30) and whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. These events or circumstances could include a significant change in the business climate, legal factors, operating performance or trends, competition, or sale or disposition of a significant portion of a reporting unit. We have ten reporting units comprised of Consumer Information Solutions (which includes Mortgage Solutions and Consumer Financial Marketing Services), Direct Marketing Services, Europe, Latin America, Canada Consumer, North America Personal Solutions, North America Commercial Solutions, The Work Number, Tax Management Services and Talent Management Services. Effective September 30, 2009, the Consumer Information Solutions and Consumer Financial Marketing Services reporting units were aggregated into a single reporting unit to better reflect the economic similarities and customer overlap of the two businesses. Prior to aggregation, we assessed the recoverability of goodwill for Consumer Information Solutions and Consumer Financial Marketing Services separately and determined that the fair value of each reporting unit exceeded its carrying value.

The goodwill balance at December 31, 2009, for our ten reporting units was as follows:

December 31,
(In millions)	2009
Consumer Information Solutions (including Mortgage Solutions and Consumer Financial Marketing Services)	$603.8
Direct Marketing Services	64.0
Europe	100.3
Latin America	205.7
Canada Consumer	29.7
North America Personal Solutions	1.8
North America Commercial Solutions	37.3
The Work Number	752.9
Tax Management Services	121.6
Talent Management Services	26.1
Total goodwill	$1,943.2

Judgments and uncertainties — In determining the fair value of our reporting units, we used a combination of the income and market approaches to estimate the reporting unit’s business enterprise value.

Under the income approach, we calculate the fair value of a reporting unit based on estimated future discounted cash flows which require assumptions about short- and long-term revenue growth rates, operating margins for each reporting unit, discount rates, foreign currency exchange rates and estimates of capital charges. The assumptions we use are based on what we believe a hypothetical marketplace participant would use in estimating fair value. Under the market approach, we estimate the fair value based on market multiples of revenue or earnings for benchmark companies. We believe the benchmark companies used for each of the reporting units serve as an appropriate input for calculating a fair value for the reporting unit as those benchmark companies have similar risks, participate in similar markets, provide similar services for their customers and compete with us directly. The companies we use as benchmarks are outlined in our “Competition” discussion included in Item I of this report, including Experian Group Limited, The Dun & Bradstreet Corporation, Acxiom Corporation, and Harte-Hanks, Inc. Data for the benchmark companies was obtained from publicly available information. Consumer Information Solutions, our largest reporting unit, as well as Europe and Latin America, have benchmark companies that conduct operations of businesses of a similar type and scope. The Work Number and Tax Management Services share a different set of benchmark companies, notably ADP and Paychex Inc., as the markets they serve are different than those served by our other reporting units. Valuation multiples were selected based on a financial benchmarking analysis that compared the reporting unit’s operating result with the comparable companies’ information. In addition to these financial considerations, qualitative factors such as variations in growth opportunities and overall risk among the benchmark companies were considered in the ultimate selection of the multiple.

The values separately derived from each of the income and market approach valuation techniques were used to develop an overall estimate of a reporting unit’s fair value. We use a consistent approach across all reporting units when considering the weight of the income and market approaches for calculating the fair value of each of our reporting units. This approach relies more heavily on the calculated fair value derived from the income approach, with 70% of the value coming from the income approach. We believe this approach is consistent with that of a market participant in valuing prospective purchase business combinations. The selection and weighting of the various fair value techniques may result in a higher or lower fair value. Judgment is applied in determining the weightings that are most representative of fair value.

We have not made any material changes to the valuation methodology we use to assess goodwill impairment since the date of the last annual impairment test.

Growth Assumptions

The assumptions for our future cash flows begin with our historical operating performance, the details of which are described in our Management’s Discussion & Analysis of operating performance. Additionally, we consider the impact that known economic, industry and market trends will have on our future forecasts, as well as the impact that we expect from planned business initiatives including new product initiatives, client service and retention standards, and cost management programs. At the end of the forecast period, the long-term growth rate we used to determine the terminal value of each reporting unit was generally 3% to 5% based on management’s assessment of the minimum expected terminal growth rate of each reporting unit, as well as broader economic considerations such as Gross Domestic Product, or GDP, inflation and the maturity of the markets we serve.

As a result of the economic downturn experienced in 2008 and 2009, and the resultant decline in revenue experienced in certain of our business units, in completing our 2009 impairment testing at September 30, 2009, we projected 2010 revenue and cash flow to be lower than 2009 levels for our Direct Marketing Services reporting unit, which continues to be impacted by reduced mailing volumes. We anticipate only modest revenue growth in 2010 for our other reporting units based on planned business initiatives and prevailing trends exhibited by these units, such as continued demand for employment verification services and unemployment claims management in The Work Number and Tax Management Services reporting units. The anticipated revenue growth, however, is partially offset by assumed increases in expenses for a majority of our reporting units which reflect the additional level of investment needed in order to achieve the planned revenue growth. The 2009 long-term forecast used to conduct the impairment testing was significantly lower in the aggregate than the long-term forecast that was developed in 2008. The 2009 long-term forecast does not anticipate meaningful recovery of the global economy until later in 2010. Although we do not expect consolidated revenue or cash flow to improve meaningfully until later in 2010, we continue to take cost containment actions to help maintain operating margins for our reporting units.

Discount Rate Assumptions

We utilize a weighted average cost of capital, or WACC, in our impairment analysis that makes assumptions about the capital structure that we believe a market participant would make and include a risk premium based on an assessment of risks related to the projected cash flows of each reporting unit. We believe this approach yields a discount rate that is consistent with an implied rate of return that an independent investor or market participant would require for an investment in a company having similar risks and business characteristics to the reporting unit being assessed. To calculate the WACC, the cost of equity and cost of debt are multiplied by the assumed capital structure of the reporting unit as compared to industry trends and relevant benchmark company structures. The cost of equity was computed using the Capital Asset Pricing Model which considers the risk-free interest rate, beta, equity risk premium and specific company risk premium related to a particular reporting unit. The cost of debt was computed using a benchmark rate and the Company’s tax rate. For the 2009 annual goodwill impairment evaluation, the discount rates used to develop the estimated fair value of the reporting units ranged from 10% to 17%. Because of assigned market premiums, discount rates are lowest for reporting units, such as Consumer Information Solutions, whose cash flows are expected to be less volatile due to the maturity of the market they serve, their position in that market and other macroeconomic factors. Where there is the greatest volatility of cash flows due to competition, or participation in less stable geographic markets than the United States, such as our Latin America reporting unit, the discount rate selected is in the higher portion of the range as there is more inherent risk in the expected cash flows of that reporting unit.

Estimated Fair Value and Sensitivities

The estimated fair value of each reporting unit is derived from the valuation techniques described above, incorporating the related projections and assumptions. An indication of possible impairment occurs when the estimated fair value of the reporting unit is below the carrying value of its equity. The estimated fair value for all reporting units exceeded the carrying value of these units as of September 30, 2009. As a result, no goodwill impairment was recorded.

The estimated fair value of the reporting unit is highly sensitive to changes in these projections and assumptions; therefore, in some instances changes in these assumptions could impact whether the fair value of a reporting unit is greater than its carrying value. For example, an increase in the discount rate and decline in the cumulative cash flow projections of a reporting unit could cause the fair value of the reporting unit to be below its carrying value. We perform sensitivity analyses around these assumptions in order to assess the reasonableness of the assumptions and the resulting estimated fair values. Ultimately, future potential changes in these assumptions may impact the estimated fair value of a reporting unit and cause the fair value of the reporting unit to be below its carrying value. The excess of fair value over carrying value for the Company’s reporting units as of September 30, 2009, ranged from approximately 15% to 300%.

We have experienced declines in fair value excess for the majority of our reporting units since the date of our last impairment analysis (December 31, 2008) due to declines in actual and projected financial performance resulting from significant adverse economic conditions. While no impairment was noted in our impairment tests as of September 30, 2009, our reporting units with the smallest fair value excess may be particularly sensitive to further deterioration in economic conditions and could become impaired in future periods if anticipated levels of forecasted earnings are not achieved.

Of the reporting units having a significant amount of goodwill, the calculated percentage excess in The Work Number reporting unit, at approximately 15%, is less than our other reporting units, in part, due to the fact that The Work Number was acquired in May 2007 as part of our acquisition of TALX Corporation. The Work Number revenues have been strong historically, having grown at a double-digit compound annual growth rate since the date of acquisition, therefore revenue growth is expected to continue for each of the years used in the preparation of the discounted cash flows. The actual growth rate for The Work Number would have to decline to a compounded rate of 6% growth, with all other factors held constant, for the reporting unit’s fair value to drop below its carrying value. However, in the event that the revenue growth rate was to decline, management would take action to preserve operating margins. If the fair value dropped below carrying value, we would compare the carrying value of the goodwill to the implied fair value of goodwill to determine if a goodwill impairment charge would become necessary.

The reporting unit having the lowest absolute dollar excess fair value over carrying value is our Talent Management Services business. This reporting unit has been impacted by reduced hiring activity among key clients and, as a result, we have lowered our revenue growth projections. In addition, we are projecting lower margins due, in part, to our plan to reinvest in the business by expanding our customer portfolio. The decrease in projected revenues coupled with lower projected margins has resulted in a decline in the fair value of this reporting unit. While no impairment was noted in our impairment test as of September 30, 2009, if customer hiring activity does not increase in the near to medium term as forecasted or if other events adversely impact the business drivers and corresponding assumptions used to value this reporting unit, there could be a change in the valuation of our goodwill in future periods and may possibly result in the recognition of an impairment loss.

No new indications of impairment existed during the fourth quarter of 2009, thus no impairment testing was updated as of December 31, 2009.

Effect if actual results differ from assumptions — We believe that our estimates are consistent with assumptions that marketplace participants would use in their estimates of fair value. However, if actual results are not consistent with our estimates and assumptions, we may be exposed to an impairment charge that could be material.

Loss Contingencies

We are subject to various proceedings, lawsuits and claims arising in the normal course of our business. We determine whether to disclose and/or accrue for loss contingencies based on our assessment of whether the potential loss is probable, reasonably possible or remote.

Judgments and uncertainties — We periodically review claims and legal proceedings and assess whether we have potential financial exposure based on consultation with internal and outside legal counsel and other advisors. If the likelihood of an adverse outcome from any claim or legal proceeding is probable and the amount can be reasonably estimated, we record a liability in our Consolidated Balance Sheet for the estimated settlement costs. If the likelihood of an adverse outcome is reasonably possible, but not probable, we provide disclosures related to the potential loss contingency. Our assumptions related to loss contingencies are inherently subjective.

Effect if actual results differ from assumptions — We do not believe there is a reasonable likelihood that there will be a material change in the future estimates or assumptions we use to determine loss contingencies. However, if facts and circumstances change in the future that change our belief regarding assumptions used to determine our estimates, we may be exposed to a loss that could be material.

Income Taxes

We record deferred income taxes using enacted tax laws and rates for the years in which the taxes are expected to be paid. We periodically assess the likelihood that our net deferred tax assets will be recovered from future taxable income or other tax planning strategies. To the extent that we believe that recovery is not likely, we must establish a valuation allowance to reduce the deferred tax asset to the amount we estimate will be recoverable.

Our income tax provisions are based on assumptions and calculations which will be subject to examination by various tax authorities. We record tax benefits for positions in which we believe are more likely than not of being sustained under such examinations. Regularly, we assess the potential outcome of such examinations to determine the adequacy of our income tax accruals.

Judgments and uncertainties — We consider accounting for income taxes critical because management is required to make significant judgments in determining our provision for income taxes, our deferred tax assets and liabilities, and our future taxable income for purposes of assessing our ability to realize any future benefit from our deferred tax assets. These judgments and estimates are affected by our expectations of future taxable income, mix of earnings among different taxing jurisdictions, and timing of the reversal of deferred tax assets and liabilities.

We also use our judgment to determine whether it is more likely than not that we will sustain positions that we have taken on tax returns and, if so, the amount of benefit to initially recognize within our financial statements. We regularly review our uncertain tax positions and adjust our unrecognized tax benefits in light of changes in facts and circumstances, such as changes in tax law, interactions with taxing authorities and developments in case law. These adjustments to our unrecognized tax benefits may affect our income tax expense. Settlement of uncertain tax positions may require use of our cash. At December 31, 2009, $26.8 million was recorded for uncertain tax benefits, including interest and penalties, of which it is reasonably possible that up to $6.4 million of our unrecognized tax benefit may change within the next twelve months.

Effect if actual results differ from assumptions — Although management believes that the judgments and estimates discussed herein are reasonable, actual results could differ, and we may be exposed to increases or decreases in income tax expense that could be material.

Pension and Other Postretirement Plans

We consider accounting for our U.S. and Canadian pension and other postretirement plans critical because management is required to make significant subjective judgments about a number of actuarial assumptions, which include discount rates, salary growth, expected return on plan assets, interest cost and mortality and retirement rates. Actuarial valuations are used in determining our benefit obligation and net periodic benefit cost.

Judgments and uncertainties — We believe that the most significant assumptions related to our net periodic benefit cost are (1) the discount rate and (2) the expected return on plan assets.

We determine our discount rates primarily based on high-quality, fixed- income investments and yield-to-maturity analysis specific to our estimated future benefit payments available as of the measurement date. Discount rates are updated annually on the measurement date to reflect current market conditions. We use a publicly published yield curve to develop our discount rates. The yield curve provides discount rates related to a dedicated high-quality bond portfolio whose cash flows extend beyond the current period, from which we choose a rate matched to the expected benefit payments required for each plan.

The expected rate of return on plan assets is based on both our historical returns and forecasted future investment returns by asset class, as provided by our external investment advisor. In setting the long-term expected rate of return, management considers capital markets future expectations and the asset mix of the plan investments. Prior to 2008, the U.S. Pension Plans investment returns were 10.9%, 13.0% and 7.5% over three, five and ten years, respectively. The returns exceeded the S&P 500 returns for similar periods of time primarily due to an asset allocation strategy where large allocations to alternative asset classes (hedge fund of funds, private equity, real estate and real assets) provided consistently higher returns with a low correlation to equity market returns. These returns historically demonstrate a long-term record of producing returns at or above the expected rate of return. However, the dramatic adverse market conditions in 2008 skewed the traditional measures of long-term performance, such as the ten-year average return. The severity of the 2008 losses, approximately negative 20%, makes the historical ten-year average return a less accurate predictor of future return expectations. In 2009, the investment returns were approximately 16%, reflecting a partial recovery of the 2008 losses. Our weighted-average expected rate of return declined from 8.02% in 2009 to approximately 7.75% for 2010 primarily related to the U.S. Retirement Income Plan which declined due to our migration to a lower risk investment strategy, with increased allocation to lower risk/lower return asset classes, as well as the current forecast of expected future returns for our asset classes, which is lower than the prior year.

The expected long-term rate of return is calculated on the market-related value of assets. We are allowed to use an asset value that smoothes actual investment gains and losses on pension and postretirement plan assets over a period up to five years. We have elected to smooth asset gains and losses on our pension and postretirement plans over the five year period. The market-related value of our assets was $596.9 million at December 31, 2009. We do not expect our 2010 net periodic benefit cost, which includes the effect of the market-related value of assets, to be materially different than our 2009 cost.

Annual differences, if any, between the expected and actual returns are included in the unrecognized net actuarial gain or loss amount. We generally amortize any unrecognized net actuarial gain or loss in net periodic pension expense over the average remaining life expectancy of the participant group since almost all of the participants are inactive. See Note 9 of the Notes to the Consolidated Financial Statements for details on changes in the pension benefit obligation and the fair value of plan assets.

Effect if actual results differ from assumptions — We do not believe there is a reasonable likelihood that there will be a material change in the future estimates or assumptions that are used in our actuarial valuations. However, if actual results are not consistent with our estimates or assumptions, we may be exposed to changes in pension expense that could be material. Adjusting our expected long-term rate of return (8.02% at December 31, 2009) by 50 basis points would change our estimated pension expense in 2010 by approximately $3 million. Adjusting our weighted-average discount rate (6.27% at December 31, 2009) by 50 basis points would change our estimated pension expense in 2010 by approximately $1 million.